UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 19, 2007

MAGELLAN MIDSTREAM PARTNERS, L.P.

(Exact name of registrant as specified in its charter)

DELAWARE	1-16335	73-1599053
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Williams Center

Tulsa, Oklahoma 74172

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code (918) 574-7000

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On April 12, 2007, Magellan Midstream Partners, L.P. (the “Partnership”) entered into that certain Underwriting Agreement with respect to the issuance and sale in an underwritten public offering (the “Senior Notes Offering”) by the Partnership of $250.0 million aggregate principal amount of 6.400% Senior Notes due 2037 (the “Senior Notes”). The Senior Notes constitute a new series of debt securities under an indenture dated as of April 19, 2007, which is filed herewith as Exhibit 4.1, between the Partnership and U.S. Bank National Association, as trustee. The Senior Notes were issued under a supplement to the indenture, dated as of April 19, 2007, setting forth the specific terms applicable to the Senior Notes which is filed herewith as Exhibit 4.2, between the Partnership and U.S. Bank National Association.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

On April 19, 2007, the Partnership completed the Senior Notes Offering. Interest on the notes is payable semi-annually on May 1 and November 1 of each year, commencing November 1, 2007. The notes will mature on May 1, 2037.

The Partnership may redeem some or all of the notes at any time at a redemption price that includes a “make-whole” premium, as described in the supplement to the indenture. The notes are the Partnership’s senior unsecured obligations and rank equally in right of payment with all of its existing and future unsecured senior debt and senior to any subordinated unsecured debt that the Partnership may incur. The notes are not guaranteed by any of the subsidiaries of the Partnership.

The following are events of default with respect to the notes:

(1) default in any payment of interest on the notes when due that continues for 30 days;

(2) default in the payment of principal of or premium, if any, on the notes when due at its stated maturity, upon redemption, upon required repurchase or otherwise;

(3) failure by the Partnership to comply for 60 days after notice with the other agreements contained in the indenture, any supplement to the indenture;

(4) certain events of bankruptcy, insolvency or reorganization with respect to the Partnership;

(5) default by the Partnership or any of its subsidiaries in the payment at the stated maturity, after the expiration of any applicable grace period, of principal of, premium, if any, or interest on any debt then outstanding having a principal amount in excess of $50.0 million or acceleration of any debt having a principal amount in excess of such amount so that it becomes due and payable prior to its stated maturity and such acceleration is not rescinded within 30 days after notice;

(6) the entry by a court of one or more judgments or orders for the payment of money against the Partnership or any other subsidiary in an aggregate amount in excess of $50.0 million (net of applicable insurance coverage by a third party insurer which is acknowledged in writing by such insurer) that has not been vacated, discharged, satisfied or stayed pending appeal within 60 days from the entry thereof;

(7) a final judgment or order for the payment of money in excess of $50.0 million (net of applicable insurance coverage) having been rendered against the Partnership or any subsidiary and such judgment or order shall continue unsatisfied and unstayed for a period of 30 days; and

(8) except in limited circumstances specified in the supplement to the indenture, the amendment by Magellan GP, LLC of certain provisions of its limited liability company agreement, in a manner that is materially adverse to the interests of the holders of the notes, that require it to maintain its and the Partnership’s separate existence, or take certain actions related to its and the Partnership’s bankruptcy or liquidation without the approval of the conflicts committee of the Partnership’s general partner.

If an Event of Default occurs and is continuing, the trustee or the holders of not less than 25% in principal amount of the notes outstanding may declare the principal of and premium, if any, and accrued but unpaid interest on all the notes to be due and payable. Upon such a declaration, such principal, premium, if any, and interest will be due and payable immediately. If an event of default relating to certain events of bankruptcy, insolvency or reorganization with respect to the Partnership occurs and is continuing, the principal of, and premium, if any, and accrued and unpaid interest on all the notes will become and be immediately due and payable without any declaration or other act on the part of the trustee or any holders of the notes. Under certain circumstances, the holders of a majority in principal amount of the outstanding Notes may rescind any such acceleration with respect to the notes and its consequences.

Item 9.01	Financial Statements and Exhibits.

Exhibit 4.1	Indenture dated as of April 19, 2007, between Magellan Midstream Partners, L.P. and U.S. Bank National Association, as trustee.

Exhibit 4.2	First Supplemental Indenture dated as of April 19, 2007, between Magellan Midstream Partners, L.P. and U.S. Bank National Association, as trustee.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Magellan Midstream Partners, L.P.

By:	Magellan GP, LLC, its General Partner

By:	/s/ Lonny E. Townsend
Name:	Lonny E. Townsend
Title:	Vice President, General Counsel, Compliance and Ethics Officer and Secretary

April 20, 2007

EXHIBIT INDEX

Exhibit Number	Description
Exhibit 4.1	Indenture dated as of April 19, 2007, between Magellan Midstream Partners, L.P. and U.S. Bank National Association, as trustee.

Exhibit 4.2	First Supplemental Indenture dated as of April 19, 2007, between Magellan Midstream Partners, L.P. and U.S. Bank National Association, as trustee.